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                                                     Charles J. Cashion
                                                     Chief Financial Officer
                                                     QUIDEL
                                                     (619) 552-7962

                                                     Christa Cerciello
                                                     Manager, Investor Relations
                                                     QUIDEL
                                                     (619) 646-8031


         QUIDEL CORPORATION COMPLETES ACQUISITION OF METRA BIOSYSTEMS

           Quidel expands product line into osteoporosis diagnostics

SAN DIEGO, August 11, 1999 -- Quidel Corporation (Nasdaq: QDEL) announced today that it has completed its acquisition of Metra Biosystems, Inc. through a merger of its wholly owned subsidiary, MBS Acquisition Corporation, into Metra Biosystems. On July 13, 1999, Quidel acquired approximately 93% of the outstanding Metra Biosystems shares through its $1.78 per share tender offer. The remaining outstanding Metra Biosystems shares were converted into the right to receive $1.78 share in cash effective August 5, 1999, after receiving confirmation of the merger from the State of California on August 10, 1999.

"With the completion of the acquisition, Quidel is now poised to participate in bone health assessment, particularly in the growing market of osteoporosis, an area of diagnostics in which Metra Biosystems is a proven leader," stated Donna McGill, vice president, women's health at Quidel. "Metra's products provide a strategic opportunity to expand Quidel's presence in women's health."

Quidel has assumed responsibility for Metra's distribution agreements and strategic collaborations with major diagnostic and pharmaceutical companies, including Abbott Laboratories, Beckman-Coulter, Inc., Bayer Corporation, Diagnostic Products Corporation, Sumitomo Pharmaceuticals and others which complement Quidel's corporate partnering strategy.

Quidel will continue to develop and commercialize Metra's portfolio of diagnostic products for research and clinical use that provide physicians with comprehensive clinical information regarding the metabolism of bone and other connective tissues. With Metra's fourteen immunodiagnostic products, including Pyrilinks -Registered Trademark- -D -- the Dpd bone resorption test, and its new QUS-2 -TM- calcaneal (heel) ultrasonometer, Quidel believes it is now the only U.S. company to offer both immunodiagnostic and scanning technologies for the assessment and management of bone health.

In addition to the Metra products, Quidel Corporation discovers, develops, manufactures and markets point-of-care rapid diagnostics for the detection of human medical conditions and illnesses. These products provide simple, accurate and cost-effective diagnoses for acute and chronic conditions in the areas of women's health and infectious diseases. Quidel's products are sold to professionals in the physician's office and clinical laboratories and to consumers through organizations that provide private label, store brand products.

This press release contains forward-looking statements regarding Quidel and the combined companies of Quidel and Metra Biosystems and their future activities within the meaning of the federal securities laws that involve material risks and uncertainties. Many factors could affect future financial results and performance, such that actual results and performance may differ materially. Operating results may also be affected due to a number of factors, including, without limitation, Quidel's ability to reduce costs through consolidation of operations, seasonality, adverse changes in competitive and economic conditions in domestic and international markets, actions of major distributors, manufacturing and productions delays or difficulties, adverse actions or delays in product reviews by the FDA, and the lower acceptance of new products than anticipated. Please see the discussion of these factors in the companies' annual reports, Form 10-K's and Quidel's subsequent quarterly reports on Form 10-Q. Pyrilinks -Registered Trademark- -D and QuS-2 -TM- are registered trademarks of Metra Biosystems, Inc.